For Immediate Release

Contact: Britt M. Isaac
NetWolves Corp.
(813) 286-8644
britt.isaac@netwolves.com


         NetWolves Reports Fourth Quarter and Fiscal Year 2005 Results

Tampa, Fla. - October 20, 2005 - NetWolves Corp. (NASDAQ: WOLV), a global network continuity and security provider, today announced its financial and operating results for the fourth quarter and fiscal year 2005.

Selected results for the fourth quarter and for fiscal year 2005 are as follows:

For fiscal year 2005, the company reported revenue of $27.1 million, which represents an increase of $2.1 million or 8 percent compared to $25 million the prior year. The company reported a net loss for fiscal year 2005 of $4.8 million compared to a net loss of $2.6 million during the prior year. Net losses attributable to common shareholders were $6 million or a net loss per share of $.24 during fiscal 2005, compared to net losses attributable to common shareholders of $8.9 million or a net loss of $.49 per share in the prior year.

For the fourth quarter, the company reported revenue of $6.9 million. This represents an increase of $80,000 or approximately one percent compared to $6.8 million during the same period of the prior year. The company reported a net loss for the fourth quarter of $3.2 million compared to a net income of $16,567 during the same period of the prior year. Net losses attributable to common shareholders were $3.4 million or a net loss per share of $.13, compared to net losses attributable to common shareholders of $700,000 or a net loss of $.02 per share in the same period of the prior year.

"Based on our current and projected customer contracts for fiscal year 2006, our investment in our direct sales force, our cost cutting initiatives and our expansion in the higher education vertical market, we expect to see greater profitability with a decreased reliance on a single large customer for future revenue," said Walter M. Groteke, chairman and chief executive officer for NetWolves.

The company's fiscal year 2005 overview:

-- NetWolves was named to the Deloitte Technology Fast 500. The company ranked No. 197, based on its percentage fiscal year revenue growth over the last five years. NetWolves' revenue increase between 1999 and 2004 was more than 1,000 percent, according to the report.
-- NetWolves continued its investment in direct sales and established a new team of sales executives to expand the company's marketing reach into the Chicago market.
-- Marchon Eyewear elected to renew its customer agreement with NetWolves and has implemented its ASUREnetTM service.
-- Safe Space, a children and family services organization, selected the company's ASUREnetTM and ASUREcallTM services to provide network continuity and security among its more than 20 New York City locations.
-- NetWolves announced that Penn-Plax, a leading wholesale provider of pet products, successfully implemented NetWolves' ASUREnet solution.
-- NetWolves introduced its ASUREcall Voice over IP (VoIP) service, which enables international and multi-location enterprises to significantly reduce their telecommunications expenses without disruptive equipment installations.

-- The company introduced NetWolves Mobile Office, which makes it easy for frequent travelers like salespeople and business executives to access the Internet quickly using a single, consistent interface.
-- NetWolves announced the development of a new channel partner program to diversify the company's revenue streams. There are currently more than 30 channel partners participating in the program.

About NetWolves Corporation

NetWolves Corp. is a global network continuity and security provider that delivers services to more than 1,000 customers. As a neutral FCC-licensed carrier with a proprietary network communications and management infrastructure, NetWolves provides a cost-effective, comprehensive and reliable network communications service. Some of NetWolves' customers include General Electric, University of Florida, Bristol-Myers Squibb, McLane Company, JoAnn Stores and Marchon Eyewear. NetWolves is headquartered in Tampa, Fla. Additional information is available at www.netwolves.com.

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Forward Looking Statements

All statements other than statements of historical fact included herein, including without limitation statements regarding the Company's financial position, business strategy, and the plans and objectives of the Company's management for future operations, are forward looking statements. When used in this release, words such as "anticipate," "believes," "estimate," "expect," "should," "intend," "projects," "objective," and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, the realization of projected customer contracts, ability to raise additional funds, competitive factors and pricing pressure, capacity and supply constraints and such other risk factors as described in the Company's SEC filings. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties, and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company, including those set forth in our public filings. Readers are cautioned not to place undue reliance on these forward- looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.